AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of August 13, 2007 (the “Agreement”), by and among International Food and Wine Consultants, Inc., a Delaware corporation (“Parent”), G8Wave Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and G8Wave, Inc., a Delaware corporation (the “Company,” and together with Parent and Merger Sub, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Board of Directors of each of the Company, Parent, and Merger Sub have unanimously (i) determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, their respective stockholders, (ii) approved this Agreement, the Merger, the Offering (as defined below) and the other transactions contemplated by this Agreement (collectively, the “Transactions”), and (iii) determined, subject to the terms of this Agreement, to recommend that their stockholders adopt and approve this Agreement to the extent such approval is required in order to consummate the Transactions.

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I.
THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2), subject to, and upon the terms and conditions of, this Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease to exist, and the Company shall continue its corporate existence as the surviving corporation under the laws of the State of Delaware under the name g8wave Holdings, Inc. The Company, as the surviving corporation after the Merger, is sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the date and time of such filing, the “Effective Time”), as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the “Closing”) shall take place at the offices of Eisner & Frank, 9601 Wilshire Boulevard, Suite 700, Beverly Hills, California 90210, concurrently with the Effective Time (the “Closing Date”).

1.3 Effect of the Merger.

(a) Generally. Subject to Section 1.3(b), at the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(b) Assumption of Certain Contracts. Effective as of the Effective Time, the Company hereby assigns, transfers and conveys to Parent, and Parent hereby acquires and assumes, all of the Company’s rights and liabilities, and agrees to discharge all of the Company’s obligations, under the contracts set forth on Schedule 1.3(b) hereof.

1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) Certificate of Incorporation of Surviving Corporation. As of the Effective Time, the Certificate of Incorporation of the Merger Sub attached hereto as Exhibit B (the “Merger Sub Certificate”) immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (the “Surviving Corporation Certificate”).

(b) Bylaws of Surviving Corporation. As of the Effective Time, the Bylaws of the Merger Sub attached hereto as Exhibit C (the “Merger Sub Bylaws”) immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”).

1.5 Directors and Officers of Surviving Corporation.

(a) Directors. The initial directors of the Surviving Corporation shall be the directors of the Company as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with the Surviving Corporation Certificate and Surviving Corporation Bylaws, or until their earlier death, resignation or removal.

(b) Officers. The initial officers of the Surviving Corporation shall be the officers of the Company as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified in accordance with the Surviving Corporation Bylaws, or until their earlier death, resignation or removal.

1.6 Directors and Officers of Parent.

(a) Directors. At the Effective Time, the directors of the Company as of immediately prior to the Effective Time, shall become the directors of Parent until their respective successors are duly elected or appointed and qualified in accordance with the Parent’s Certificate of Incorporation (the “Parent Certificate”) and the Parent’s Bylaws (the “Parent Bylaws”), or until their earlier death, resignation or removal. Effective immediately prior to the Closing, the Board of Directors of Parent shall appoint Brad Mindich, Chad Brownstein, and Les Bider to the Board of Directors of Parent.

(b) Officers. At the Effective Time, the officers of the Company as of immediately prior to the Effective Time, shall become the officers of the Parent, until their respective successors are duly elected and qualified in accordance with the Parent Bylaws, or until their earlier death, resignation or removal.

1.7 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Common Stock. Each share of common stock of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.8(f)), shall be canceled and extinguished and automatically converted into the right to receive, one (1) validly-issued, fully-paid and non-assessable share of Parent’s Common Stock, par value $0.001 per share (“Parent Common Stock”). Each holder of a certificate representing shares of Company Common Stock (each, a “Company Common Stock Certificate”) after the Effective Time shall cease to have any rights with respect to such Company Common Stock, except the right to receive for each of his, her or its shares of Company Common Stock, upon the surrender of the Company Common Stock Certificate to the Exchange Agent in accordance with Section 1.8, the number of shares of Parent Common Stock specified above. The ratio of Parent Common Stock issuable per share of Company Common Stock is referred to as the “Common Exchange Ratio.” The Common Exchange Ratio shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or other similar change in the Company Common Stock or Parent Common Stock occurring on or prior to the Closing Date.

(b) Conversion of Company Preferred Stock. Each share of preferred stock of the Company (“Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.8(f)), shall be canceled and extinguished and automatically converted into the right to receive, one (1) validly-issued, fully-paid and non-assessable share of Parent Common Stock. Each holder of a certificate representing shares of Company Preferred Stock (each, a “Company Preferred Stock Certificate”) after the Effective Time shall cease to have any rights with respect to such Company Preferred Stock, except the right to receive for each of his, her or its shares of Company Preferred Stock, upon the surrender of the Company Preferred Stock Certificate to the Exchange Agent in accordance with Section 1.8, the number of shares of Parent Common Stock specified above. The ratio of Parent Common Stock issuable per share of Company Preferred Stock is referred to as the “Preferred Exchange Ratio.” The Preferred Exchange Ratio shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or other similar change in the Company Common Stock, Company Preferred Stock, or Parent Common Stock occurring on or prior to the Closing Date.

(c) Warrants. At the Effective Time, each warrant issued by the Company to purchase shares of Company Common Stock which is outstanding and unexercised immediately prior thereto, whether vested of unvested (each a “Company Warrant”), shall be canceled and extinguished and automatically converted into the right to the right to receive, upon the surrender to Parent thereof, a warrant to purchase, on substantially the same terms and conditions as was applicable to such Company Warrant, that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time by the Common Exchange Ratio (rounded down to the nearest whole share) at a price per share (rounded up to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Warrant, divided by the Common Exchange Ratio.

(d) Stock Options. At the Effective Time, each option to purchase Company Common Stock outstanding and unexercised immediately prior thereto, whether vested of unvested (each, a “Company Stock Option”), shall be canceled and extinguished and automatically converted into the right to the right to receive, upon the surrender to Parent thereof, an option to purchase, on substantially the same terms and conditions as was applicable to such Company Stock Option, an option (each, a “Parent Stock Option”) under Parent’s 2007 Equity Incentive Plan (the “2007 Parent Plan”) to purchase that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Common Exchange Ratio (rounded down to the nearest whole share) at a price per share (rounded up to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option, divided by the Common Exchange Ratio. Each Parent Stock Option so issued shall contain substantially the same terms and conditions as those contained in the Company Stock Option.

(e) Cancellation of Merger Sub Treasury Shares. At the Effective Time, all shares of capital stock of Merger Sub that are owned by Merger Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion or exchange thereof.

(f) Capital Stock of Merger Sub. Except as provided in Section 1.7(e), at the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of such share of capital stock of the Surviving Corporation.

1.8 Payment for Stock in the Merger.

(a) Stock Merger Exchange Fund. On or prior to the Closing Date, Parent shall make available for the benefit of the holders of Company Common Stock and Company Preferred Stock, a sufficient number of certificates representing Parent Common Stock required to effect the delivery of the aggregate consideration in Parent Common Stock and cash for the Fractional Shares (as defined in Section 1.8(e) below), required to be issued (collectively the “Share Consideration” and the certificates representing the Parent Common Stock comprising such aggregate Share Consideration being referred to hereinafter as the “Stock Merger Exchange Fund”). The Stock Merger Exchange Fund shall not be used for any purpose other than as set forth herein.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall mail to each holder of record of a Company Common Stock Certificate and Company Preferred Stock Certificate which, immediately prior to the Effective Time, represented outstanding Company Common Stock or Company Preferred Stock, respectively (the “Company Stock Certificates”), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to the Parent) and (ii) instructions for use in effecting the surrender of the Company Stock Certificates for payment therefor. Upon surrender of Company Stock Certificates for cancellation to the Parent, together with such letter of transmittal duly executed and any other required documents, the holder of such Company Stock Certificates shall be entitled to receive its portion of the Share Consideration, as determined in accordance with Section 1.7 and Section 1.8(e), without interest, and the Company Stock Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Company Stock Certificate shall represent solely the right to receive the Share Consideration and any cash in lieu of Fractional Shares, in each case, in accordance with Section 1.7 and Section 1.8(e). In addition, if any certificate representing Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Parent any transfer or other taxes required by reason of the issuance of certificates for such Parent Common Stock in a name other than that of the registered holder of the Company Stock Certificate surrendered, or shall establish to the satisfaction of the Parent that such tax has been paid or is not applicable.

(c) Dividends. No dividends or other distributions that are declared after the Effective Time on Parent Common Stock and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Common Stock until such Persons surrender their Company Stock Certificates as provided in Section 1.8(b) above. Upon such surrender, there shall be paid to the Person in whose name the Parent Common Stock is issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the Parent Common Stock is issued any dividends or other distributions on such Parent Common Stock which shall have a record date after the Effective Time. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

(d) Unclaimed Share Consideration. Subject to applicable law, any portion of the Stock Merger Exchange Fund which remains unclaimed by the former holders of Company Common Stock or Company Preferred Stock for one (1) year after the Effective Time shall be delivered to the Parent and any former holder of Company Common Stock or Company Preferred Stock shall thereafter look only to Parent for payment of their applicable claim for the Share Consideration for their Company Common Stock or Company Preferred Stock. Notwithstanding the foregoing, neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Common Stock or Company Preferred Stock for any Parent Common Stock or dividends thereon or cash in lieu of fractional shares, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Common Stock for the account of the Persons entitled thereto.

(e) Fractional Shares. No fractional shares of Parent Common Stock shall be issued as a result of the Merger (each, a “Fractional Share”). Each holder of Company Common Stock or Company Preferred Stock which would have otherwise been entitled to receive a fractional share of Parent Common Stock, shall be entitled to receive, in lieu of any fractional Parent Common Stock, Share Consideration in a cash amount equal to the product of (i) the fractional interest of a share of Parent Common Stock to which such holder otherwise would have been entitled, and (ii) the fair market value of one (1) share of Parent Common Stock on the Effective Date as determined in good faith by Parent’s Board of Directors. No such holder shall be entitled to receive dividends, voting rights, or any other rights in respect of any Fractional Share.

(f) Dissenting Shares. Notwithstanding anything in the Agreement to the contrary, shares of the Company Common Stock and Company Preferred Stock which were outstanding on the date on which holders thereof were entitled to vote on the Merger and (i) which such shares were not voted in favor of the Merger or consented thereto in writing (if such action is taken by written consent), (ii) the holders of which have required appraisal and purchase rights under the DGCL Section 262 (“Dissenter Rights”) and (iii) such holders have not effectively withdrawn or lost their Dissenter Rights (the “Dissenting Shares”), shall not be converted into Parent Common Stock, but instead, the holders of Dissenting Shares shall be solely entitled to Dissenter Rights; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its Dissenter Rights relating to the Dissenting Shares, such Dissenting Shares shall thereupon shall be canceled and retired as of the Effective Time and converted into shares of Parent Common Stock, without any interest thereon.

1.9 Legends. In addition to any legends that may be required by state securities laws, the certificates representing the shares of Parent Common Stock to be issued in the Merger shall bear a legend substantially similar to the following:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession in and to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub (other than as set forth in Section 1.3(b)), the former officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11 Definitions. As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

“Contract” means any written or oral, agreement, contract, subcontract, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, or other legally binding instrument, obligation or commitment or undertaking of any nature.

“Encumbrance” means a mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, or (d) the possession, exercise or transfer of any other attribute of ownership of any asset), in each case except for such restrictions of general application under the Securities Act of 1933, as amended (the “Securities Act”).

“knowledge” means with respect to a Party hereto, that any of the executive officers or directors of such Party has actual knowledge of such matter after reasonable inquiry.

“Material Adverse Effect” in connection with any Person, including the Company, Parent or Merger Sub, means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is, or is reasonably expected to be, materially adverse to the business, assets (including intangible assets), capitalization, financial condition, or results of operations of such entity and its subsidiaries, taken as a whole, or the ability of such Person to perform its obligations under this Agreement and timely consummate the Transactions; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, event, violation, inaccuracy, circumstance or effect that results from or is attributable to conditions affecting the industries in which the applicable Person participates, the United States economy as a whole, or foreign economies in any locations where such Person or it subsidiaries have material operations or sales; (b) the institution of litigation against such entity or any of its officers or directors alleging breach of their fiduciary duties in connection with this Agreement or the Transactions; (c) any adverse change, event, violation, inaccuracy, circumstance or effect that results from the loss, diminution or disruption of the Person’s customer, distributor or supplier relationships that results from or is primarily attributable to the public announcement or pendancy of the Merger or the Offering; or (D) any adverse change, event, violation, inaccuracy, circumstance or effect required by any change in law or accounting requirements or principles, which change occurs or becomes effective after the date of this Agreement.

“Offering” means the offering contemplated by the Offering Documents.

“Offering Documents” shall mean that certain Private Placement Memorandum, dated as of April 18, 2007 including the exhibits and schedules thereto, as supplemented by Supplement No. 1 to Private Placement Memorandum, as the same may further be amended or supplemented from time to time, pursuant to which Parent shall issue shares of Parent Common Stock, par value $0.001, and warrants to purchase Parent Common Stock to the subscribers in such offering.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, Governmental Entity, or any other legal entity or association.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the Offering Documents and the Company disclosure schedule attached hereto as Schedule II (the “Company Disclosure Schedule”), the Company hereby makes the representations and warranties to Parent and Merger Sub, as of the date hereof (or if made as of a specified date as of such date), set forth in this Article II:

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the requisite corporate power and authority to own and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all authorizations, licenses, permits, consents, certificates and approvals (collectively the “Approvals”) necessary to carry on its business as it is now being conducted, except where the failure to have such Approvals has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on the Company.

2.2 Certificate of Incorporation and Bylaws. The Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date (together, the “Company Charter Documents”). The Company Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

2.3 Capitalization.

(a) Company Capital Stock, Options and Warrants. As of the date hereof, the Company’s capitalization consists of the following: (i) 9,650,000 issued and outstanding shares of Company Common Stock, all of which are validly issued, fully paid and non-assessable, (ii) 7,172,500 issued and outstanding shares of Company Preferred Stock, all of which are validly issued, fully paid and non-assessable, (iii) 3,225,000 shares of Company Common Stock reserved for issuance under the Company’s 2006 Stock Option and Purchase Plan (the “Company Option Plan”), of which 971,849 shares of Company Common Stock are subject to outstanding Company Stock Options and the remainder are available for issuance; and (iv) 166,725 shares of Company Common Stock are subject to outstanding Company Warrants. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock or Company Preferred Stock.

(b) No Other Rights. Except as set forth in this Agreement and the Offering, and certain equity grants under the Company Option Plan for which the Company is contractually obligated, there are no subscriptions, options, warrants, equity securities, ownership interests, calls, rights (including preemptive rights), commitments or agreements of any nature to which the Company is a party, or by which the Company is bound that would obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire any shares of capital stock or ownership interests of the Company.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other document, instrument, and certificate referenced herein (each, a “Related Agreement”) to which it is a party, subject to obtaining the requisite stockholder approval to perform its obligations hereunder and thereunder, and to consummate the Transactions. Other than obtaining the requisite stockholder approvals, the execution and delivery of this Agreement and each Related Agreement to which it is a party by the Company, and the consummation by the Company of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or such Related Agreements or to consummate the Transactions, other than the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

2.5 No Encumbrance or Conflict; Governmental Approvals.

(a) No Encumbrance. The execution and delivery of this Agreement and each Related Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company, (ii) conflict with or violate the Company Charter Documents, (iii) conflict with or violate in any material respect any laws applicable to the Company or by which its properties are bound, or (iv) conflict with or violate, or result in any breach of or constitute a default under, or materially impair the Company’s rights, or alter the rights or obligations of any third Party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company is a Party or by which the Company or its properties are bound, except to the extent such conflict, violation, breach, default, impairment or other effect would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Governmental Approvals. The execution and delivery of this Agreement and each Related Agreement by the Company does not, and the performance of this Agreement and each Related Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable state securities laws, and the filing and recordation of the Certificate of Merger as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, following the Effective Time, the Parent, or prevent consummation of the Transactions.

(c) No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether absolute, accrued, contingent, direct, indirect, or otherwise) (collectively, “Liabilities”) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and which are, individually or in the aggregate with such other items, material to the business, assets, financial condition, results of operations or cash flows of the Company taken as a whole, except (a) Liabilities reflected on the Company’s balance sheet most recently provided to Parent (the “Company Balance Sheet”), (b) current Liabilities incurred since the date of such Company Balance Sheet in the ordinary course of business consistent with past practices and which, individually or in the aggregate, are not material in nature or amount and do not result from the Company’s breach of Contract, tort or violation of any legal requirement, or (c) Liabilities incurred in connection with the Transactions.

2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, there has not been, occurred or arisen: (a) any event or condition of any character that, to the knowledge of the Company, has had, or is reasonably expected to have, a Material Adverse Effect on the Company; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock; (c) any split, combination or reclassification of any of the Company’s capital stock; (d) any change by the Company in its accounting methods, principles or practices; (e) any revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice; or (f) the incurrence, creation or assumption of any material Encumbrance.

2.7 Absence of Litigation. There are no claims, actions, suits or proceedings (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any of its properties or, to the Company’s knowledge, any of the executive officers or directors of the Company before any Governmental Entity or otherwise, other than Actions in the ordinary course that do not have a Material Adverse Effect. No investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, threatened against the Company, or any of its properties or to the Company’s knowledge any of the executive officers or directors of the Company, nor has any Governmental Entity indicated to the Company an intention to conduct the same. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. There are currently no internal investigations or inquiries being conducted by the Company’s Board of Directors (or any committee thereof) or any third party at the request thereof, or any Action with respect to, any financial, accounting, auditing, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct issues with respect to the Company.

2.8 Employment Matters. The Company (a) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, regulations and ordinances respecting employment, employment practices, terms and conditions of employment, discrimination in employment, and wages, benefits and employment practices, and (b) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, benefits, salaries and other payments to its employees.

2.9 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes”, means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and/or fees imposed with respect to such amounts, and (ii) any liability for the payment of any amounts of the type described in clause (i), as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts.

(b) Tax Returns and Audits.

1. The Company has timely filed all federal, state, local and foreign returns, forms, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company. The Company has paid all Taxes shown to be due on such Returns. All Returns were complete and accurate in all material respects and have been prepared in all material respects in compliance with all applicable laws.

2. The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax.

3. No audit, or pending audit of, or other examination of any Return of the Company by, any Tax authority is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

4. No unresolved adjustment relating to any Returns filed or required to be filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent and Merger Sub disclosure schedule attached hereto as Schedule III, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as of the date hereof (or if made as of a specified date as of such date), as follows:

3.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification, and each has the requisite corporate power and authority to own and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in possession of all Approvals necessary to carry on its business as it is now being conducted, except where the failure to have such Approvals has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Merger Sub is a wholly-owned Delaware subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property and does not have any material Liabilities, and will not conduct any business or acquire any property or material Liabilities prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Certificate of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificate of Merger.

3.2 Certificate of Incorporation and Bylaws.

(a) Parent. The Certificate of Incorporation and Bylaws filed by Parent with the SEC on August 10, 2007, are currently in effect and have not been amended, modified or rescinded (collectively, the “Parent Charter Documents”). Parent is not in violation of any provision of the Parent Charter Documents.

(b) Merger Sub. The Merger Sub Certificate and Merger Sub Bylaws (the “Merger Sub Charter Documents”) are in full force and effect and have not been amended, modified, or rescinded. Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

3.3 Subsidiaries. Other than Merger Sub and IFWC Holdings, Inc., Parent does not own, directly or indirectly, any equity or other interest in any other Person. Merger Sub does not own, directly or indirectly, any equity or other interest in any other Person.

3.4 Capitalization.

(a) Parent. Parent’s authorized capitalization consists of the following: (i) 90,000,000 shares of Parent Common Stock, of which 29,363,200 are issued and outstanding and were validly issued, fully paid, and non-assessable, (ii) 10,000,000 shares of Parent Preferred Stock, none of which are issued and outstanding, and (iii) 4,404,480 shares of Parent Common Stock have been reserved for issuance under Parent’s 2006 Non-Statutory Stock Option Plan, under which Parent has not issued any options or other grants. There are no declared or accrued but unpaid dividends with respect to any shares of Parent Common Stock or other capital stock of Parent. There are no subscriptions, options, warrants, equity securities, ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party, or by which Parent is bound that would obligate Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire any shares of capital stock or ownership interests of Parent.

(b) Merger Sub Capital. Merger Sub’s authorized capitalization consists of 1,000 shares of Common Stock (“Merger Sub Common Stock”), par value $0.001 per share, all of which are owned by Parent free and clear of any and all Encumbrances. There are no declared or accrued but unpaid dividends with respect to any shares of Merger Sub Common Stock. There are no subscriptions, options, warrants, equity securities, ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Merger Sub is a party, or by which Merger Sub is bound that would obligate Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire any shares of capital stock or ownership interests of Merger Sub.

3.5 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and each Related Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution of this Agreement, each Related Agreement, or to consummate the Transactions other than the filing of the Certificate of Merger as required by DGCL. This Agreement has been, and each Related Agreement will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming they constitute valid and binding obligations of the counterparties thereto, constitute valid and binding agreements of Parent and Merger Sub, enforceable against them in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

3.6 No Encumbrance or Conflict; Governmental Approvals.

(a) No Encumbrance. The execution and delivery of this Agreement and each Related Agreement by Parent and Merger Sub will not, and the performance of this Agreement and each Related Agreement by Parent and Merger Sub will not, (i) result in the creation of any material Encumbrance on any of the material properties or assets of Parent or Merger Sub, (ii) conflict with or violate the Parent Charter Documents or Merger Sub Charter Documents, (iii) conflict with or violate in any material respect any law applicable to Parent or Merger Sub or by which either of them or any of their respective properties is bound, or (iv) conflict with or violate, or result in any breach of or constitute a default under, or materially impair Parent’s or Merger Sub’s rights, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or either of them or any of their respective properties are bound, except to the extent such conflict, violation, breach, default, impairment or other effect would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(b) Governmental Approvals. The execution and delivery of this Agreement and each Related Agreement by Parent and Merger Sub do not, and the performance of this Agreement and each Related Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, applicable state securities laws, and the filing and recordation of the Certificate of Merger as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

3.7 SEC Filings; Financial Statements.

(a) Parent has timely filed or furnished, as applicable, with the Securities and Exchange Commission (the “SEC”) each report, registration statement and definitive proxy statement required to be filed by Parent with the SEC during the course of its existence (collectively, the “Parent SEC Documents”). Each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and none of the Parent SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the then applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by applicable rules of the SEC; and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

3.8 No Undisclosed Liabilities. Parent does not have any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP and which are, individually or in the aggregate with such other items, material to the business, assets, financial condition, results of operations or cash flows of Parent and Merger Sub, taken as a whole, except (a) Liabilities reflected in the balance sheet of Parent included in its most recently filed Quarterly Report on Form 10-QSB (the “Parent Balance Sheet”), (b) current Liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practices and which, individually or in the aggregate, are not material in nature or amount and do not result from Parent’s or Merger Sub’s breach of any Contract, tort or violation of any legal requirement, or (c) Liabilities incurred in connection with the Transactions. Merger Sub does not have any Liabilities other than those arising under this Agreement.

3.9 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, there has not been, occurred or arisen: (a) any event or condition of any character that has had, or is reasonably expected to have, a Material Adverse Effect on Parent or Merger Sub; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s or Merger Sub’s capital stock; (c) any split, combination or reclassification of any of Parent or Merger Sub’s capital stock; (d) any granting by Parent or Merger Sub of any increase in compensation or fringe benefits to any employee or any payment by Parent or Merger Sub of any bonus; (e) any change by Parent or Merger Sub in its accounting methods, principles or practices; (f) any revaluation by Parent or Merger Sub of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent or Merger Sub other than in the ordinary course of business consistent with past practice; (g) any incurrence, creation or assumption of any material Encumbrance, (h) any acquisition, sale or transfer of any asset; or (i) the entry by into any Contract or any amendment or termination of, or default under, any Contract. Parent has not agreed since the Balance Sheet Date to do any of the things described in the foregoing and is not currently involved in any negotiations or discussions to do any of the things so described (other than the transactions contemplated by this Agreement).

3.10 Absence of Litigation. There are no Actions pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub, or any of their respective properties or, to Parent or Merger Sub’s knowledge, any of the executive officers or directors of Parent or Merger Sub before any Governmental Entity or otherwise. No investigation or review by any Governmental Entity is pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub, or any of their respective properties or to Parent or Merger Sub’s knowledge any of the executive officers or directors of Parent or Merger Sub, nor has any Governmental Entity indicated to Parent or Merger Sub an intention to conduct the same. To the knowledge of Parent or Merger Sub, no Governmental Entity has at any time challenged or questioned the legal right of Parent or Merger Sub to conduct its operations as presently or previously conducted. There are currently no internal investigations or inquiries being conducted by the board of directors of either Parent or Merger Sub (or any committee thereof) or any third Party at the request of the either Parent or Merger Sub’s respective board of directors, or any Action with respect to, any financial, accounting, auditing, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct issues with respect to Parent or Merger Sub.

3.11 Compliance with Laws. Both Parent and Merger Sub are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, regulations and ordinances.

3.12 ERISA. Neither Parent nor Merger Sub has ever had, or currently has, any plan, contract, or other arrangement that is subject to the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”).

3.13 Tax Returns and Audits.

(a) Each of Parent and Merger Sub has timely filed all Returns relating to Taxes required to be filed with any Tax authority. Each of Parent and Merger Sub has paid all Taxes shown to be due on such Returns. All Returns were complete and accurate in all material respects and have been prepared in all material respects in compliance with all applicable laws.

(b) Neither Parent or Merger Sub has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against either of them, nor has either of them executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax.

(c) No audit, or pending audit of, or other examination of any Return of Parent of Merger Sub by, any Tax authority is presently in progress, nor has either of them been notified in writing of any request for such an audit or other examination.

(d) No unresolved adjustment relating to any Returns filed or required to be filed by Parent or Merger Sub has been proposed in writing, formally or informally, by any Tax authority Parent or Merger Sub to or any representative thereof.

(e) Each of Parent and Merger Sub has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, benefits, salaries and other payments to its employees and contractors.

3.14 Assets and Contracts. Neither Parent nor Merger Sub is a party to any written or oral agreement. Neither Parent nor Merger Sub owns any real or intellectual property. Neither Parent nor Merger Sub is a party to or otherwise barred by any written or oral Contract. Neither Parent nor Merger Sub maintains any insurance policies or insurance coverage of any kind with respect to its business, premises, properties, assets, employees and agents. No consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the Merger and the transactions contemplated hereby.

3.15 Brokers and Finders. No Person is entitled by reason of any act or omission of Parent or Merger Sub to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Certificate of Merger, or with respect to the consummation of the Transactions.

3.16 Interested Party Transactions. No officer, director or stockholder of Parent or any affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected. Parent is not indebted to any of its directors or officers (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), no such Person is indebted to Parent, and there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and/or the Exchange Act. Parent has no liability or obligation or commitment to any stockholder of Parent or any affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such affiliate or associate have any liability, obligation or commitment to the Parent.

3.17 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, consultant or employee of Parent or Merger Sub, (ii) increase any benefits otherwise payable by Parent or Merger Sub to any Person, or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) result in any other detriment or require any other payment under the terms, conditions or provisions of any Contract, in any case, to which Parent or Merger Sub is a Party or by which it or any of its properties or assets may be bound.

3.18 No Infringement. Neither Parent nor Merger Sub is, nor has it been, a Party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation by it of any other Person’s intellectual property rights and to Parent’s and Merger Sub’s knowledge, neither has taken any act or omitted to take any act that could give rise to any Action for such infringement, misappropriation, or wrongful use or exploitation.

3.19 Environmental Matters. Neither Parent nor Merger Sub has any liability under, or is reasonably likely to have any liability under, any state or federal environmental law, other than such liabilities which would not have a Material Adverse Effect on Parent or Merger Sub.

3.20 Minute Books. The minute books of Parent and Merger Sub that are delivered at the Closing contain a complete and accurate summary of all meetings of directors, including committees of the board of directors, and stockholders or actions by written consent since the time of incorporation of Parent and Merger Sub through the Effective Time, and reflect all transactions referred to in such minutes accurately in all material respects.

3.21 Board Approval. The Board of Directors of each of Parent and Merger Sub has approved this Agreement and the Transactions, has submitted the same to their respective stockholders for approval, and has recommended that such stockholders approve this Agreement and the Transactions contemplated hereby.

3.22 State Anti-Takeover Statutes. No state takeover statute is applicable to the Merger, this Agreement or the transactions contemplated hereby.

3.23 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any document referenced herein or in any schedule hereto or thereto, or certificate furnished pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV.
ADDITIONAL COVENANTS

4.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent or Merger Sub shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a) the business of the Company shall be conducted only in the ordinary course;

(b) the Company shall not split, combine or reclassify the outstanding Company capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock.

(c) the Company shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Common Stock or Company Preferred Stock, other than options to purchase Company Common Stock under the Company Option Plan; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iii) enter into any Contract with respect to any of the foregoing; or (iv) except as contemplated by this Agreement, enter into any Contract to dissolve, merge, consolidate or enter into any other material business combination; and

(d) the Company shall use its best efforts to preserve intact the business organization of the Company and to keep available the service of its present officers and key employees.

4.2 Conduct of Business by Parent and Merger Sub Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a) the business of Parent and Merger Sub shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing businesses without liability to Parent or Merger Sub as of the Closing Date;

(b) neither Parent nor Merger Sub shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend the Parent Charter Documents or Merger Sub Charter Documents; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(c) neither Parent nor Merger Sub shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock, except to issue shares of Parent Common Stock in connection with the Transactions or the Offering; (B) acquire or dispose of any assets other than in the ordinary course of business; (C) incur additional indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any Contract with respect to any of the foregoing, or (E) except as contemplated by this Agreement, enter into any Contract to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;

(d) neither Parent nor Merger Sub will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below). Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof and provide copies of all such proposals and other communications to the Company. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Parent or Merger Sub or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement, excluding the Offering. The Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing;

(e) Neither Parent nor Merger Sub will enter into or amend any employment agreements with any of their officers or employees, grant or change any severance or termination to any of their officers, directors, or employees, grant any increases in the compensation or benefits of their directors, officers or employees, or enter into or create any plan subject to ERISA;

(f) Neither Parent nor Merger Sub will commence a lawsuit other than in the ordinary course of business or for a breach of this Agreement, or revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, or change any of its accounting practices, except as required by GAAP or applicable law;

(g) From and after the date hereof and prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the SEC and all subsequent registration statements, reports, and other filings filed by Parent subsequent to the filing of the Parent SEC Documents with the SEC and any and all subsequent information statements, proxy statements, reports or notices filed by the Parent with the SEC or delivered to the stockholders of Parent. From the date hereof until the Effective Time, Parent shall continue to satisfy the filing requirements of the Securities, Act, Exchange Act and all other requirements of applicable securities laws.

(h) Neither Parent nor Merger Sub shall take or agree in writing or otherwise to take, any of the actions prohibited by this Section 4.2, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder, or which would have a Material Adverse Effect.

4.3 Access and Information. The Company, Parent and Merger Sub shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, provided that no investigation pursuant to this Section 4.3 shall affect any representations or warranties made herein. Each Party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (a) becomes generally available to the public other than as a result of a disclosure by such Party or its directors, officers, managers, employees, agents or advisors, or (b) becomes available to such Party on a non-confidential basis from a source other than a Party hereto or its advisors, provided, that such source is not known by such Party to be bound by a confidentiality agreement with or other obligation of secrecy to a Party hereto or another party until such time as such information is otherwise publicly available; provided, further, that (1) any such information may be disclosed to such Party’s directors, officers, employees and representatives of such Party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such Party of the confidential nature of such information and agree to be bound by the terms hereof), (2) any disclosure of such information may be made as to which the Party hereto furnishing such information has consented in writing, and (3) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request so long as the requested Party promptly notifies the other Party so that the other Party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other Party waives compliance with this provision, the requested Party will furnish only that portion of such information which is legally required and will exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each Party shall deliver to the other all documents and other materials (including copies) obtained by such Party or on its behalf from the other Party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

4.4 Additional Agreements. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions contemplated by this Agreement, including, but not limited to, using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the Parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Merger Sub and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Merger Sub and the Company shall take all such necessary action.

4.5 Stockholder Approval. Each of the Parties shall take all actions necessary in accordance with the DGCL to duly call, give notice of, convene and hold a meeting of its stockholders or solicit the written consent from their respective stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the Transactions. Each of the Parties will, through its board of directors, recommend to its stockholders approval of such matters.

4.6 Name Change and Exchange Listing. At the Effective Time, Parent shall take all required legal actions to change its corporate name to “g8wave Holdings, Inc,” and Merger Sub’s corporate name to “g8wave, Inc.”

4.7 Notification of Certain Matters. Each of Parent and Company shall give prompt notice to the other of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any Contract material to its financial condition, properties, businesses or results of operations to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (c) any material adverse change in their respective financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions.

4.8 Tax-Free Reorganization Treatment. Prior to the Effective Time, Parent, Merger Sub and Company shall each use their best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368 of the Code.

4.9 Publicity. Unless otherwise permitted by this Agreement, the Parties shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or market or with the NASD. In the event that such disclosure is so required, the Party required to make the disclosure shall provide the other Party with as much prior notice as is practicable and will in good faith cooperate with such Party in preparing a mutually acceptable disclosure.

4.10 Resignation and Appointment of Parent Directors and Officers. Immediately upon the Effective Time, Parent and Merger Sub shall each accept the resignations of their respective current officers and directors, and shall cause the officers and directors of the Company immediately prior to the Effective Time to be elected to the Board of Directors and as officers of Parent and Merger Sub, respectively.

4.11 Merger Filings. On the Closing Date, Merger Sub and the Company shall cause their duly authorized officers to prepare, execute and acknowledge the Certificate of Merger and to cause such document to be duly filed with the Secretary of State of Delaware.

ARTICLE V.
CONDITIONS TO THE MERGER

5.1 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived (if such waiver is in writing) in whole or in part by Parent:

(a) Representations and Warranties. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all respects.

(b) Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(d) Certificate of Officer. The Company shall have delivered to Parent a certificate dated the Closing Date, executed on its behalf by an executive officer of the Company, certifying the satisfaction of the conditions specified in Sections 5.1(a) through (c).

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each Party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

(f) Supporting Documents. Parent shall have received the following:

1. Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of this Agreement and all Related Agreements.

2. Evidence as of a date no earlier than 10 days prior to the Closing of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware.

3. The Certificate of Merger, duly executed by the Company.

4. Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent may reasonably request.

5.2 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived (if such waiver is in writing) in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all respects.

(b) Compliance with Agreement. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c) Material Adverse Effect. No Material Adverse Effect with respect to Parent or Merger Sub shall have occurred since the date of this Agreement.

(d) Certificate of Officer. Each of Parent and Merger Sub shall have delivered to Parent a certificate dated the Closing Date, executed on its behalf by an executive officer thereof, certifying the satisfaction of the conditions specified in Sections 5.1(a) through (c).

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each Party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

(f) Supporting Documents. The Company shall have received the following:

1. Copies of resolutions of the Board of Directors and the stockholders of each of Parent and Merger Sub, certified by the respective Secretary thereof, authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements.

2. Evidence as of a date no earlier than 10 days prior to the Closing of the good standing and corporate existence of each of Parent and Merger Sub issued by the Secretary of State of the State of Delaware.

3. A certificate of Action Stock Transfer Corporation, Parent’s transfer agent and registrar, certifying as of the business day prior to the date any shares of Parent Common Stock are first issued to the Company’s stockholders pursuant to the Merger, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

4. The executed resignations of all directors and officers of Parent and Merger Sub, with such resignations to take effect at the Effective Time.

5. Documentation, reasonably satisfactory to the Company, evidencing the appointment of Les Bider, Chad Brownstein, and Bradley Mindich to Parent’s Board of Directors, effective as of immediately prior to the Closing.

6. A document duly executed on behalf of Parent, terminating Parent’s 2006 Non-Statutory Stock Option Plan, in form and substance reasonably satisfactory to the Company.

7. Complete and accurate books and records, including, but not limited to, all minutes of meetings and actions by written consent of boards of directors and stockholders, of each of Parent and Merger Sub.

8. The Certificate of Merger, duly executed by Merger Sub.

9. Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

ARTICLE VI.
TERMINATION, AMENDMENT AND WAIVER

6.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Parties, this Agreement may be terminated:

(a) by the mutual consent of Parent and the Company;

(b) by either Parent or the Company, if, without fault of the terminating Party, the Closing shall not have occurred on or before September 30, 2007; provided, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any Party whose action or failure to act has been the cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or would constitute a breach after notice and a failure to cure;

(c) by the Company, if (i) Parent or Merger Sub shall breach any of its representations, warranties, covenants or obligations hereunder and such breach shall not have been cured within ten (10) business days of receipt of written notice of such breach (and the Company shall not have willfully breached any of its covenants hereunder, which breach is not cured), or (ii) if the Board of Directors of Parent withdraws, modifies or changes its recommendation that the stockholders of Parent approve the Merger or if there is any attempt by such stockholders to modify or reduce their consent to the Merger in a manner which the Company reasonably regards as adverse, unless such withdrawal, modification or change is as a result of a breach by the Company that would entitle Parent to terminate this Agreement or as a result of a Material Adverse Effect on the Company;

(d) by Parent, if (i) the Company shall breach any of its representations, warranties, covenants or other obligations hereunder and such breach shall not have been cured within ten (10) business days following receipt of written notice of such breach (and Parent shall not have willfully breached any of its covenants hereunder, which breach is not cured) or (ii) the Board of Directors of the Company withdraws, modifies or changes its approval of the Merger in a manner Parent reasonably regards as adverse to Parent or its stockholders unless such withdrawal, modification or change is as a result of a breach by Parent that would entitle the Company to terminate this Agreement or as a result of a Material Adverse Effect on Parent; or

(e) by either Parent or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a Party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided, that notwithstanding the foregoing, the provisions of Sections 6.2, 6.3, 7, and 8 shall remain in full force and effect and survive any termination of this Agreement.

6.3 Expenses and Fees. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the Party incurring such expense.

6.4 Amendment. The boards of directors of each of the Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

ARTICLE VII.
INDEMNIFICATION AND RELATED MATTERS

7.1 Indemnification by Parent. Parent shall indemnify and hold harmless the Company stockholders as of immediately prior to the Effective Time (the “Company Stockholders”) and the investors participating in the Offering (the “Investors,” and together with the Company Stockholders, the “Company Indemnified Parties”), and shall reimburse the Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees and costs) or diminution of value (collectively, “Damages”) arising from or in connection with (a) any inaccuracy in, or breach of, any of the representations and warranties of Parent or Merger Sub in this Agreement or in any Related Agreement delivered by Parent or Merger Sub, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure by Parent or Merger Sub to perform or comply in any material respect with any covenant or agreement in this Agreement or any Related Agreement, (c) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such party with Parent or Merger Sub in connection with any of the Transactions, (d) taxes attributable to any transaction or event occurring on or prior to the Closing, (e) any claim relating to or arising out of any liabilities reflected in the Parent’s Balance Sheet or with respect to accounting fees arising thereafter or (f) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of Parent, or the actions of Parent or any holder of Parent capital stock prior to the Effective Time.

7.2 Time Limitations. Neither Parent nor Merger Sub shall have any liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Effective Time, unless on or before the two-year anniversary of the Effective Time (the “Claims Deadline”), Parent is given notice of a claim with respect thereto, in accordance with Section 7.4, specifying the factual basis therefor in reasonable detail to the extent then known by the Company Indemnified Parties.

7.3 Limitation on Liability. The obligations of Parent and Merger Sub to the Company Indemnified Parties set forth in Section 7.1 shall be subject to the following limitations:

(a) The aggregate liability of Parent and Merger Sub to the Company Indemnified Parties under this Agreement shall be payable by the issuance of additional shares of Parent Common Stock pursuant to Section 7.5.

(b) Other than claims based on fraud or for specific performance, injunctive or other equitable relief, the indemnity provided in this Article VII shall be the sole and exclusive remedy of the Company Indemnified Parties against Parent and Merger Sub at law or equity for any matter covered by Section 7.1.

7.4 Notice of Claims.

(a) If, at any time on or prior to the Claims Deadline, any of the Company Indemnified Parties shall assert a claim for indemnification pursuant to Section 7.1, such Company Indemnified Party shall submit to Parent a written claim in good faith signed by an authorized officer of the Company or other Company Indemnified Party, as applicable, stating (i) that a Company Indemnified Party incurred or reasonably believes it may incur Damages and the reasonable estimate of the amount of any such Damages; (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim; and (iii) if the Damages have actually been incurred, the number of additional shares of Parent Common Stock to which the Company Stockholders and Investors are entitled to with respect to such Damages, which shall be determined as provided in Section 7.5 below. If the claim is for Damages which the Company Indemnified Parties reasonably believe may be incurred or are otherwise un-liquidated, the written claim of the applicable Company Indemnified Party shall state the reasonable estimate of such Damages, in which event a claim shall be deemed to have been asserted under this Article VII in the amount of such estimated Damages, but no distribution of additional shares of Parent Common Stock to the Stockholders and Investors pursuant to Section 7.5 below shall be made until such Damages have actually been incurred.

(b) In the event that any action, suit or proceeding is brought against any Company Indemnified Party with respect to which Parent may have liability under this Article VII, Parent shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Company Indemnified Party; provided, however, that a Company Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by Parent, if representation of the Company Indemnified Party by counsel retained by Parent would be inappropriate because of actual or potential differing interests between Parent and the Company Indemnified Party. In connection with any action, suit or proceeding subject to Article VII, Parent and each Company Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. Parent shall not, without the prior written consent of the applicable Company Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Company Indemnified Party for any liability arising out of such claim or demand.

7.5 Payment of Damages. In the event that the Company Indemnified Parties shall be entitled to indemnification pursuant to this Article VII for actual Damages incurred by them, Parent shall, within thirty (30) days after the final determination of the amount of such Damages, issue to the Stockholders and the Investors that number of additional shares of Parent Common Stock in an aggregate amount equal to the quotient obtained by dividing (a) the amount of such Damages by (b) the Fair Market Value per share of the Parent Common Stock as of the business day (the “Determination Date”) immediately prior to the date on which the shares are to be issued pursuant to this Section 7.5. Such shares of Parent Common Stock shall be issued to the Stockholders and the Investors pro rata, in proportion to the number of shares of Parent Common Stock issued (or issuable) to the Stockholders and the Investors at the Effective Time in connection with the Merger and the Offering. For purposes of this Section 7.6, “Fair Market Value” shall mean, with respect to a share of Parent Common Stock on any Determination Date, the average of the daily closing prices for the 10 consecutive business days prior to such date. The closing price for each day shall be the last sales price or in case no sale takes place on such day, the average of the closing high bid and low asked prices, in either case (a) as officially quoted on the OTC Bulletin Board, the NASDAQ Stock Market or such other market on which the Parent Common Stock is then listed for trading or quoted, or (b) if, in the reasonable judgment of the Board of Directors of Parent, the OTC Bulletin Board or the NASDAQ Stock Market is no longer the principal United States market for the Parent Common Stock, then as quoted on the principal United States market for the Parent Common Stock as determined by the Board of Directors of Parent, or (c) if, in the reasonable judgment of the Board of Directors of Parent, there exists no principal United States market for the Parent Common Stock, then as reasonably determined in good faith by the Board of Directors of Parent.

ARTICLE VIII.
GENERAL PROVISIONS

8.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement and the Related Agreements shall terminate and be of no further force or effect at, and as of, the date that is eighteen (18) months after the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a Party as shall be specified by like notice):

(a)	If to the Parent or Merger Sub:

14 Charlotte Drive
Spring Valley, NY 10977
Att: President

with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Gregg Jaclin, Esq.

(b)	If to the Company:

G8Wave, Inc.
126 Brookline Avenue
Boston, MA 02215
Attention: Chief Executive Officer

with a copy to:

Eisner & Frank
9601 Wilshire Blvd., Suite 700
Beverly Hills, CA 90210
Attention: Keith Sutton, Esq.

8.3 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile or electronic delivery, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and (b) are not intended to confer, and shall not be construed as conferring, upon any other Person any rights or remedies hereunder, except as specifically provided herein.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located within Newcastle County in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Newcastle County, Delaware. The prevailing Party in any such action shall be entitled to its reasonable fees and costs, including, but not limited to, attorneys’ fees and costs.

8.8 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.9 Assignment. No Party may assign or delegate, in whole or in part, by operation of law or otherwise, either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.10 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.11 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the Parties.

8.12 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.13 Waivers. The observance of any term of this Agreement may be waived only with the written consent of the Party entitled to enforce such term.

[Remainder of Page Intentionally Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

PARENT:

INTERNATIONAL FOOD AND WINE CONSULTANTS, INC. By: /s/ Hank Cohn Name: Hank Cohn Title: President

MERGER SUB:

G8WAVE ACQUISITION CORP. By: /s/ Hank Cohn Name: Hank Cohn Title: President

COMPANY:

G8WAVE, INC. By: /s/ Habib Khoury Name: Habib Khoury Title: President

SCHEDULE 1.3(b)
ASSUMED CONTRACTS

1. Those certain Indemnification Agreements, entered into between the Company and its officers and directors, Chad Brownstein, Les Bider, Brad Mindich, Habib Khoury, Shubro Sen, and Mark Challinor;

2. That certain Employment Agreement, dated April 2, 2007, between the Company and Habib Khoury;

3. That certain Employment Agreement, dated April 21, 2006, between the Company and Bradley Mindich;

4. That certain employment letter agreement, dated January 25, 2007, between Mark Challinor and the Company, as amended by that certain letter agreement dated July 26, 2007;

5. That certain employment letter agreement, dated April 12, 2006, between Shubro Sen and the Company, as amended by that certain letter agreement dated July 26, 2007; and

6. That Amended and Restated Advisory Agreement, dated July 1, 2007, between the Company and Greenwave Partners LLC, a Colorado limited liability company.

SCHEDULE II
COMPANY DISCLOSURE SCHEDULE

None.

SCHEDULE III
PARENT AND MERGER SUB DISCLOSURE SCHEDULE

None.